JOAN MITCHELL

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A TOP FEMALE ART MARKET STAR

In 2024, Joan Mitchell solidified her place as a blue-chip artist at auction, with $85.6 million in total sales and multiple $20M+ records in both the public and private markets. She was the second-highest selling female artist at auction, second only to Kusama. See the top 5 leaders below:



#1 YAYOI KUSAMA

$128.5M



#2 JOAN MITCHELL

$85.6M



#3 LEONORA CARRINGTON

$45.4M



#4 GEORGIA O'KEEFE

$23.4M



#5 CECILY BROWN

$19.0M

OUTPACING MARKETS FOR DECADES

Mitchell's Sharpe Ratio is 1.14 between '96 and '24. See how her market compares to other popular asset classes below:



JOAN MITCHELL'S MARKET
1.14
S&P 500
0.51
U.S. BONDS
0.37
GOLD
0.35
U.S. HOUSING MARKET (FRED)
0.26

Note: For illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations, see Important Disclosures for more info. Past performance is not indicative of future results.

17.8% IRR ACHIEVED IN 2022

In 2022, we exited a different work by Mitchell which delivered a 17.8% annualized net return to 1400+ investors after 672 days held. Past performance not indicative of future returns.



INITIAL OFFERING SIZE

$5.0M

SOLD FOR

$7.4M

NET PROFIT FROM $10K INVESTMENT

$3.5K

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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Risk Adjusted Appreciation, also referred to as the "Sharpe Ratio," indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities. While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices.

Previous exit featuring artwork by Joan Mitchell (Masterworks 014) not included in set of similar sales to live offering (Masterworks 457) which comprise paintings by Joan Mitchell with the following criteria: Works on canvas created between 1955 and 1963 that measure between 12 inches by 12 inches and 30 inches by 30 inches, excluding works that are stylistically different, or canvas laid on board. The comparative set includes painting acquired by Masterworks 443, LLC, at Christie's Paris on June 7, 2024.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

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